NEWS RELEASE

For Immediate Release

Nord Resources Announces Results of Scoping Study - Johnson Camp Copper Mine Production Can
Be Increased 60%

  Scoping Study estimates that production can be cost-effectively increased from current plan of 25 million pounds to 40 million pounds annually

  Company on schedule to commence mining new ore first-quarter 2009

TUCSON, AZ, November 18, 2008 - Nord Resources Corporation (TSX: NRD / OTC BB: NRDS.OB), which is reactivating copper mining at the Johnson Camp Mine in Arizona, today announced that a Scoping Study has found that the company can cost-effectively increase its production from the Johnson Camp to an estimated rate of 40 million pounds of copper per year from the current plan of 25 million pounds annually. The Scoping Study is based on the existing estimated reserves contained in the company's technical report, "Johnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report", dated September 28, 2007. The technical report was prepared in compliance with National Instrument 43-101 of the Canadian Securities Administrators, Standards of Disclosure for Mineral Projects ("NI 43-101"), and is available on the Internet at www.sedar.com.

The Scoping Study, completed by Bateman Litwin, an international firm of mining and processing consultants, estimates the 60 percent increase in the targeted annual production rate to 40 million pounds of copper per year can be achieved with an additional capital investment of less than US$20 million.

"We are very pleased that the findings of this Scoping Study have confirmed our view of the near-term potential of our Johnson Camp Mine operations," said John Perry, President and Chief Executive Officer. "Additionally, we have been making excellent progress at the mine towards meeting our schedule to commence the production of new copper ore in the first quarter of 2009. We continue to expect to reach a rate of 25 million cathode pounds per year by next spring.

"We expect that our cash flow will increase with our planned reactivation of mine production in early 2009, at which time we intend to commission the feasibility study that will be required to increase our planned production rate to 40 million pounds of copper a year. While the feasibility study is underway, we plan to undertake certain other necessary steps, including the development of a new mine plan and the submission of permit modifications/applications, as may be required. We expect that completion of the feasibility study will take approximately six months from the date that it begins," he said.

Bateman Litwin estimates that, if the company decides to pursue the opportunity presented by the Scoping Study, the ramp-up to the increased production rate can take place within approximately 20 months from the start of the feasibility study.

Key findings of the Scoping Study include the following.

  As part of Nord Resources reactivation plan currently underway it is installing a new crushing plant, rehabilitated solvent extraction and electrowinning plant, and various other infrastructure components as well as an expanded power grid at the Johnson Camp Mine. When completed, this infrastructure appears to meet the needs of the proposal to increase production to the rate of 40 million pounds per year.

  At a production rate of 40 million pounds per year, the life of the Johnson Camp Mine is estimated at just over 10 years, with the current reserves.

  Primary aspects of the production expansion includes installation of a vibratory grizzly feeder, an additional agglomerator, electrowinning cells, rectifier and transformer, a new raffinate pumping system, and enhancements to the existing tank farm.

  A recommendation to proceed with a feasibility study.

The company also plans to begin a new program of exploratory drilling on the Johnson Camp property in 2009, as its cash flow and earnings improve, with the goal of increasing the current level of proven and probable reserves.

Qualified Person

The information in this news release has been reviewed by Tim Hawthorne, an independent Qualified Person under National Instrument 43-101.

About Nord Resources

Nord Resources Corporation explores, develops, and operates mineral properties. The company's primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona, which it is reactivating to produce copper. The company commenced commercial copper production from residual leaching of the existing ore heaps on February 1, 2008 and expects to reach full copper production at a rate of approximately 25 million pounds per annum in spring 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding commencement of copper production from newly mined ore and copper production targets, assembly and installation of equipment and facilities at the Johnson Camp Mine, the potential for a 60 percent increase in the targeted annual production rate to 40 million pounds of copper per year, that such increase can be achieved with an additional capital investment of less than US$20 million, the commissioning of the related Feasibility Study in 2009, and other statements concerning the potential of the Johnson Camp Mine. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. In addition, there can be no assurance that US$20 million will be sufficient to finance the increase of the targeted annual production rate to 40 million pounds of copper per year, or that such financing will be available when required on terms acceptable to the company or at all. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-KSB, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca.